Exhibit 1.1

DUKE REALTY CORPORATION

(an Indiana Corporation)

DUKE REALTY LIMITED PARTNERSHIP

(an Indiana Limited Partnership)

Senior Floating Rate Notes due 2006

TERMS AGREEMENT

Dated: December 14, 2004

To:                             Duke Realty Corporation

600 East 96th Street, Suite 100

Indianapolis, IN  46240

Attention:  Chairman of the Board of Directors

Ladies and Gentlemen:

We (the “Representatives”) understand that Duke Realty Limited Partnership, an Indiana limited partnership (the “Operating Partnership”), proposes to issue and sell $250,000,000 aggregate principal amount of its unsecured debt securities (the “Debt Securities”) (such Debt Securities being collectively hereinafter referred to as the “Underwritten Securities”).  Subject to the terms and conditions set forth or incorporated by reference herein, the underwriters named below (the “Underwriters”) offer to purchase, severally and not jointly, the respective amounts of Underwritten Securities (as defined in the Underwriting Agreement referred to below) set forth below opposite their respective names at the purchase price set forth below.

Underwriter	Principal Amount of Underwritten Securities
Banc of America Securities LLC.	$83,334,000
Deutsche Bank Securities Inc.	$83,333,000
J.P. Morgan Securities Inc.	$83,333,000
Total:	$250,000,000

The Underwritten Securities shall have the following terms:

Title of securities:  Senior Floating Rate Notes due 2006.

Currency:  U.S. Dollars.

Principal amount to be issued:  $250,000,000.

Current ratings:  Moody’s Investors Service, Inc: Baa1; Standard & Poor’s Rating Service: BBB+.

Interest rate:  3 Month LIBOR plus 0.26%, reset quarterly.

Interest payment dates:  December 22, March 22, June 22 and September 22, commencing March 22, 2005.

Stated maturity date:  December 22, 2006.

Redemption or repayment provisions:  Redeemable beginning June 22, 2005 as set forth in the Supplemental Indenture referred to below, at a price equal to the outstanding principal amount of the notes being redeemed plus accrued interest thereon on the redemption date.

Delayed Delivery Contracts: Not authorized.

Initial offering price:  100% of the principal amount, plus accrued interest, if any, from the date of issuance.

Purchase price:  99.875% of the principal amount, plus accrued interest, if any, from the date of issuance (payable in same day funds).

Other terms:  The Underwritten Securities shall be in the form of Exhibit A to the Supplemental Indenture, to be dated as of December 22, 2004 between Duke Realty Limited Partnership and J.P. Morgan Trust Company, N.A. (as successor in interest to The First National Bank of Chicago).  Sections 3(o) and 5(h) of the Underwriting Agreement are inapplicable to this transaction.

Closing date and location:  December 22, 2004 at the offices of Clifford Chance US LLP, 31 West 52nd Street,  New York, New York  10019.

All the provisions contained in the document attached as Annex A hereto entitled “Duke Realty Corporation and Duke Realty Limited Partnership — Common Stock, Preferred Stock, Depositary Shares and Debt Securities -  Underwriting Agreement”, as amended below, are incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein.  Terms defined in such document are used herein as therein defined.  Notices to the Underwriters shall be directed to the Representatives, c/o Banc of America Securities LLC, 40 West 57th Street, 27th Floor, New York, New York 10019.  Attention: Lily Chang.

Please accept this offer no later than 12:00 P.M. (New York City time) on December 14, 2004 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

Very truly yours,

BANC OF AMERICA SECURITIES LLC

By:	/s/ Lily Chang, Principal

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Robert Blumenthal, Managing Director

By:	/s/ Simon Leopold, Vice President

J.P. MORGAN SECURITIES INC.

By:	/s/ Maria Sramek, Vice President

Accepted:

DUKE REALTY CORPORATION

By:	/s/ Matthew A. Cohoat
Name: Matthew A. Cohoat
Title: Executive Vice President & Chief Financial Officer

DUKE REALTY LIMITED PARTNERSHIP

By:	DUKE REALTY CORPORATION
General Partner

By:	/s/ Matthew A. Cohoat
Name: Matthew A. Cohoat
Title: Executive Vice President & Chief Financial Officer